Exhibit 99.2

NEWS RELEASE

Warner Chilcott Completes Acquisition of P&G’s Global Branded Prescription

Pharmaceuticals Business

ARDEE, Ireland, October 30, 2009 – Warner Chilcott plc (Nasdaq: WCRX) announced today it has completed the acquisition of The Procter & Gamble Company’s global branded prescription pharmaceutical business. The acquisition complements Warner Chilcott’s existing presence in women’s health care and adds new therapeutic and geographic markets. At closing approximately 1,900 employees of P&G’s pharmaceuticals business joined Warner Chilcott and the Company added manufacturing facilities in Germany and Puerto Rico.

“This is a transformational acquisition that extends our presence to include many of the major pharmaceutical markets around the World and significantly enhances the scale and diversity of our business” said Roger Boissonneault, President and Chief Executive Officer of Warner Chilcott. “Importantly, the increased scale afforded by this deal provides us with the ability to pursue a broader range of R&D projects to fuel our long-term growth.”

To finance the acquisition, the Company used a combination of cash on hand and borrowings under new senior secured credit facilities. The new senior secured credit facilities provided for $3.2 billion in financing and are comprised of a $250 million revolving credit facility with a five-year maturity, a $1.0 billion Term Loan A with a five year maturity, a $1.6 billion Term Loan B with a five-and-a-half year maturity and a $350 million delayed-draw Term Loan B with a five-and-a-half year maturity. Borrowings under the Term Loan A and revolving credit facility bear interest at LIBOR plus 3.25% and under the Term Loan B and delayed-draw facility at LIBOR plus 3.50%, in all cases subject to a 2.25% floor on LIBOR. At the closing, the Company borrowed a total of $2.6 billion under the term loan facilities and did not borrow under the revolving credit facility or the delayed-draw term loan facility. The Company’s existing $380 million aggregate principal amount of 8  3/4% senior subordinated notes remain outstanding.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the U.S. and Western European pharmaceuticals market. It is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-G

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com